EXHIBIT 99.1

Heritage-Crystal Clean, Inc. Announces 2014 First Quarter Financial Results

ELGIN, Ill., April 30, 2014 (GLOBE NEWSWIRE) -- Heritage-Crystal Clean, Inc. (Nasdaq:HCCI), a leading provider of parts cleaning, used oil re-refining, and hazardous and non-hazardous waste services primarily focused on small and mid-sized customers, today announced results for the first quarter of fiscal 2014, which ended March 22, 2014.

First quarter highlights include:

  Revenues increased 9.9%, to $66.0 million, compared to $60.0 million in the first quarter of fiscal 2013. This increase was due to organic growth and acquisitions in the Environmental Services segment and increased output due to the expansion of our re-refining capacity in the Oil Business segment.
  Our Environmental Services segment includes parts cleaning, containerized waste, and vacuum services. During the first quarter, Environmental Services revenues increased $4.1 million, or 11.8% compared to the first quarter of fiscal 2013. First quarter revenue growth in the segment was generated by organic growth and acquisitions.
  Same-branch revenues for our Environmental Services segment increased 6.2% for the quarter, measured for the 73 branches that were in operation throughout both the first quarters of fiscal 2014 and 2013.
  Average revenues per working day in the first quarter of fiscal 2014 in our Environmental Services segment were approximately $655,000, compared to $580,000 in the first quarter of fiscal 2013 and compared to $650,000 in the fourth quarter of fiscal 2013.
  Our Oil Business segment includes used oil collection and re-refining activities. During the first quarter of fiscal 2014, Oil Business revenues increased $1.8 million, to $27.1 million from $25.2 million in the first quarter of fiscal 2013 from increased volume at our used oil re-refinery.
  Net loss attributable to common stockholders for the first quarter was $1.7 million compared to $0.4 million for the year earlier quarter. Loss per share was $0.09 in the first quarter of fiscal 2014 compared to $0.02 in the first quarter of fiscal 2013.

The Company's Founder, President, and Chief Executive Officer, Joe Chalhoub, commented, "The first quarter of 2014 was challenging for our Company. In our Oil Business segment, extreme winter weather impeded our ability to collect used oil and operate our re-refinery in an efficient manner. We ran our re-refinery at 85% of its current 60 million gallon annual nameplate capacity during the first quarter."

Chalhoub added, "In our Environmental Services segment, extreme winter weather was also a headwind, which limited our same-branch growth and created inefficiencies in many of our branches. We also experienced below average solvent yields in our parts cleaning business during the first quarter which negatively impacted our margin in this segment."

Chalhoub also added, "With the extreme winter weather behind us, we expect our results in both business segments will improve in the second quarter compared to the first quarter."

Mark DeVita, Chief Financial Officer stated, "The margin in our Environmental Services segment was 22.6% during the quarter, compared to 23.5% in the first quarter of 2013. In the Oil Business segment, the market price for the type of Group II base oil we sell declined from the fourth quarter of fiscal 2013 to the first quarter of fiscal 2014. This negatively impacted our revenue and operating margin in this segment."

DeVita added, "SG&A expense as a percentage of revenue increased by 2.4% compared to the first quarter of 2013. The increase during the current quarter was primarily due to higher costs associated with the evaluation of potential business acquisitions."

Safe Harbor Statement

All references to the "Company," "we," "our," and "us" refer to Heritage-Crystal Clean, Inc., and its subsidiaries.

This release contains forward-looking statements that are based upon current management expectations. Generally, the words "aim," "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," "will," "will be," "will continue," "will likely result," "would" and similar expressions identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements or industry results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. These risks, uncertainties, and other important factors include, among others: volatility in the price of base oil; increased solvent, fuel, and energy costs and volatility in the price of crude oil; increased market supply or decreased demand for base oil; the used oil re-refinery does not perform as anticipated; the used oil re-refinery may not generate the operating results that we anticipate; changes in environmental laws that affect our business model; our ability to comply with the extensive environmental, health and safety, and employment laws and regulations that our Company is subject to; competition; economic conditions including conditions like those experienced in the recent recession and financial crisis and downturns in the business cycles of automotive repair shops, industrial manufacturing business, and small businesses in general; dependency on suppliers; our dependency on key employees; we do not realize the anticipated benefits from our acquisitions; claims relating to our handling of hazardous substances; the limited demand for our used solvent; our ability to effectively manage our extended network of branch locations; warranty expense and liability claims; personal injury litigation; the control of The Heritage Group over our Company; and the risks identified in our Annual Report on Form 10-K filed with the SEC on March 3, 2014 and subsequent filings with the SEC. Given these uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. We assume no obligation to update or revise them or provide reasons why actual results may differ. The information in this release should be read in light of such risks and in conjunction with the consolidated financial statements and the notes thereto included elsewhere in this release.

About Heritage-Crystal Clean, Inc.

Heritage-Crystal Clean, Inc. provides parts cleaning, used oil re-refining, and hazardous and non-hazardous waste services to small and mid-sized customers in both the manufacturing and vehicle service sectors. Our service programs include parts cleaning, containerized waste management, used oil collection and re-refining, vacuum truck services, and waste antifreeze collection and recycling. These services help our customers manage their used chemicals and liquid and solid wastes, while also helping to minimize their regulatory burdens. Our customers include businesses involved in vehicle maintenance operations, such as car dealerships, automotive repair shops, and trucking firms, as well as small manufacturers, such as metal product fabricators and printers. Through our used oil re-refining program, we recycle used oil into high quality lubricating base oil, and we are a supplier to firms that produce and market finished lubricants. Heritage-Crystal Clean, Inc. is headquartered in Elgin, Illinois, and operates through 75 branches serving over 96,000 customer locations.

Conference Call

The Company will host a conference call on Thursday May 1, 2014 at 9:30 AM Central Time, during which management will make a brief presentation focusing on the Company's operations and financial results. Interested parties can listen to the audio webcast available through our company website, http://www.crystal-clean.com/investor/FinancialReleases.asp, and can participate in the call by dialing (720) 545-0014.

The Company uses its website to make available information to investors and the public at www.crystal-clean.com.

Heritage-Crystal Clean, Inc.
Consolidated Balance Sheets
(In Thousands, Except Share and Par Value Amounts)
(Unaudited)

	March 22,	December 28,
	2014	2013
ASSETS
Current Assets:
Cash and cash equivalents	$ 19,939	$ 22,632
Accounts receivable - net	29,302	31,172
Inventory - net	27,955	27,307
Deferred income taxes	1,004	1,004
Other current assets	4,190	3,661
Total Current Assets	82,390	85,776
Property, plant and equipment - net	86,874	85,039
Equipment at customers - net	19,836	19,358
Software and intangible assets - net	15,386	16,094
Goodwill	9,691	9,691
Total Assets	$ 214,177	$ 215,958

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$ 21,247	$ 18,291
Accrued salaries, wages, and benefits	2,484	4,145
Taxes payable	1,327	1,292
Current maturities of long-term debt and term loan	2,494	2,906
Other accrued expenses	2,953	2,730
Total Current Liabilities	30,505	29,364
Term loan, less current maturities	17,500	17,500
Long-term debt, less current maturities	427	552
Deferred income taxes	8,061	9,238
Total Liabilities	$ 56,493	$ 56,654

STOCKHOLDERS' EQUITY:
Common stock - 26,000,000 shares authorized at $0.01 par value, 18,404,016 and 18,360,282 shares issued and outstanding at March 22, 2014 and December 28, 2013, respectively	$ 184	$ 184
Additional paid-in capital	146,059	146,043
Retained earnings	10,484	12,143
Total Heritage-Crystal Clean, Inc. Stockholders' Equity	156,727	158,370
Noncontrolling interest	957	934
Total Equity	$ 157,684	$ 159,304
Total Liabilities and Stockholders' Equity	$ 214,177	$ 215,958

Heritage-Crystal Clean, Inc.
Consolidated Statements of Operations
(In Thousands, Except per Share Amounts)
(Unaudited)

	First Quarter Ended,
	March 22,	March 23,
	2014	2013

Revenues
Product revenues	$ 29,303	$ 26,558
Service revenues	36,662	33,449
Total revenues	$ 65,965	$ 60,007

Operating expenses
Operating costs	$ 57,365	$ 52,286
Selling, general, and administrative expenses	8,843	6,591
Depreciation and amortization	2,626	1,859
Other income - net	(51)	(8)
Operating loss	(2,818)	(721)
Interest expense – net	53	106
Loss before income taxes	(2,871)	(827)
Provision for income taxes	(1,235)	(407)
Net loss	(1,636)	(420)
Income attributable to noncontrolling interest	23	20
Net loss attributable to Heritage-Crystal Clean, Inc. common stockholders	$ (1,659)	$ (440)

Net loss per share: basic	$ (0.09)	$ (0.02)
Net loss per share: diluted	$ (0.09)	$ (0.02)

Number of weighted average shares outstanding: basic	18,402	18,113
Number of weighted average shares outstanding: diluted	18,402	18,113

Heritage-Crystal Clean, Inc.
Segment Information
(In Thousands)
(Unaudited)

First Quarter Ended,
March 22, 2014

	Environmental		Corporate and
	Services	Oil Business	Eliminations	Consolidated

Revenues
Product revenues	$ 4,243	$ 25,060	$ —	$ 29,303
Service revenues	34,665	1,997		36,662
Total revenues	$ 38,908	$ 27,057	$ —	$ 65,965
Operating expenses
Operating costs	28,879	28,486	—	57,365
Operating depreciation and amortization	1,253	888	—	2,141
Profit (loss) before corporate selling, general, and administrative expenses	$ 8,776	$ (2,317)	$ —	$ 6,459
Selling, general, and administrative expenses			8,843	8,843
Depreciation and amortization from SG&A			485	485
Total selling, general, and administrative expenses			$ 9,328	$ 9,328
Other income - net			(51)	(51)
Operating loss				(2,818)
Interest expense – net			53	53
Loss before income taxes				$ (2,871)

First Quarter Ended,
March 23, 2013

	Environmental		Corporate and
	Services	Oil Business	Eliminations	Consolidated

Revenues
Product revenues	$ 2,670	$ 23,888	$ —	$ 26,558
Service revenues	32,121	1,328		33,449
Total revenues	$ 34,791	$ 25,216	$ —	$ 60,007
Operating expenses
Operating costs	25,548	26,738	—	52,286
Operating depreciation and amortization	1,081	614	—	1,695
Profit (loss) before corporate selling, general, and administrative expenses	$ 8,162	$ (2,136)	$ —	$ 6,026
Selling, general, and administrative expenses			6,591	6,591
Depreciation and amortization from SG&A			164	164
Total selling, general, and administrative expenses			$ 6,755	$ 6,755
Other income - net			(8)	(8)
Operating loss				(721)
Interest expense – net			106	106
Loss before income taxes				$ (827)

Total assets by segment as of March 22, 2014 and December 28, 2013 were as follows (in thousands):

	March 22, 2014	December 28, 2013
Total Assets:
Environmental Services	$ 76,151	$ 80,451
Oil Business	111,466	110,040
Unallocated Corporate Assets	26,560	25,467
Total	$ 214,177	$ 215,958

Segment assets for the Environmental Services and Oil Business segments consist of property, plant, and equipment, intangible assets, goodwill, accounts receivable, and inventories allocated to each segment. Assets for the Corporate unallocated amounts consist of property, plant, and equipment used at the Corporate headquarters, as well as cash and net deferred tax assets.

Heritage-Crystal Clean, Inc.
Reconciliation of our Net Loss Determined in Accordance with U.S. GAAP to Earnings Before Interest, Taxes, Depreciation & Amortization (EBITDA)
(Unaudited)

	First Quarter Ended,
	(Dollars in Thousands)
	March 22, 2014	March 23, 2013

Net loss	$ (1,636)	$ (420)

Interest expense - net	53	106

Provision for income taxes	(1,235)	(407)

Depreciation and amortization	2,626	1,859

EBITDA(*)	$ (192)	$ 1,138

* EBITDA represents net income before provision for income taxes, interest income, interest expense, depreciation and amortization. We have presented EBITDA because we consider it an important supplemental measure of our performance and believe it is frequently used by analysts, investors, our lenders and other interested parties in the evaluation of companies in our industry. Management uses EBITDA as a measurement tool for evaluating our actual operating performance compared to budget and prior periods. Other companies in our industry may calculate EBITDA differently than we do. EBITDA is not a measure of performance under U.S. GAAP and should not be considered as a substitute for net income prepared in accordance with U.S. GAAP. EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Some of these limitations are:

EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

EBITDA does not reflect interest expense or the cash requirements necessary to service interest or principal payments on our debt;

EBITDA does not reflect tax expense or the cash requirements necessary to pay for tax obligations; and

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements.

We compensate for these limitations by relying primarily on our U.S. GAAP results and using EBITDA only as a supplement.
CONTACT: Mark DeVita, Chief Financial Officer, at (847) 836-5670